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                                                                    EXHIBIT 12.1

                        STATEMENT REGARDING COMPUTATION
                            OF RATIO OF EARNINGS TO
                                 FIXED CHARGES

                          GENERAL COMMUNICATION, INC.
                 SCHEDULE OF RATIO OF EARNINGS TO FIXED CHARGES

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                                                                                                 3 MONTHS ENDED
                                                   YEARS ENDED DECEMBER 31,                        MARCH 31,
                                          ------------------------------------------  PROFORMA   --------------
                                           1992    1993     1994     1995     1996      1996      1996    1997
                                          ------  -------  -------  -------  -------  --------   ------  ------
                                                                 (AMOUNTS IN THOUSANDS)
Net earnings before income taxes and
 cumulative effect of accounting
 change.................................   1,524    6,715   11,681   12,601   12,690   11,395     3,687    (657)
Fixed charges:
  Interest expense......................   3,947    2,254    1,539    1,146    4,199   15,512       260   3,949
  Capitalized interest..................       0        0        0      112    1,034    1,034        87     325
  Rent..................................   1,372    1,343    1,419    1,451    2,455    2,788       618     869
                                          ------  -------  -------  -------  -------  --------   ------  ------
    Total fixed charges.................   5,319    3,597    2,958    2,709    7,688   19,334       965   5,143
Adjustment--subtract capitalized
 interest...............................       0        0        0     -112   -1,034   -1,034       -87    -325
Net earnings before income taxes,
 cumulative effect of accounting change
 and fixed charges......................   6,843   10,312   14,639   15,198   19,344   29,695     4,565   4,161
                                          ------  -------  -------  -------  -------  --------   ------  ------
                                          ------  -------  -------  -------  -------  --------   ------  ------
Ratio of earnings to fixed charges......    1.29     2.87     4.95     5.61     2.52     1.54      4.73    0.81
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